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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

                       Commission File Numbers: 000-27339

(Check One) [X]Form 10-K and Form 10-KSB [ ]Form 20-F [ ]Form 11-K
            [ ]Form 10-Q and Form 10-QSB [ ] Form N-SAR

                       For Period Ended: December 31, 2001

[ ] Transition Report on From 10-K          [ ] Transition Report on From 20-F
[ ] Transition Report on From 11-K          [ ] Transition Report on From 10-Q
[ ] Transition Report on From N-SAR

              For the Transition Period Ended: ___________________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                                 BEPARIKO BIOCOM
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                             Full Name of Registrant

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                            Former Name if Applicable

                 The GSB Building, One Belmont Avenue, Suite 417
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            Address of Principal Executive Office (Street and Number)

                      Bala Cynwyd, Pennsylvania, USA 19004
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                            City, State and Zip Code

                       PART II -- RULES 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]    (a)        The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)        The subject annual report, semi-annual report, transition
report on Form 10-K, 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]    (c)        The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
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                              PART III -- NARRATIVE

The Registrant was unable to file its Annual Report on Form 10-KSB for the fiscal period ended December 31, 2001 within the prescribed time period for the following reason: The information necessary to complete the year end report could not be obtained on a timely basis.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification.

Stephen Harrington                          610                 660-5906
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(Name)                                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

         [X]  Yes        [ ]  No

(3) Is it anticipated that any significant change in results or operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         [ ]  Yes        [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if separate, state the reasons why a reasonable estimate of the results cannot be made.

                                 BEPARIKO BIOCOM
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:    April 2, 2002                           By: /s/ "Stephen Harrington"
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                                                 Stephen Harrington
                                                 President

                                    ATTENTION
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        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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